Exhibit 10.6.1

PROGRAM SERVICES AGREEMENT

Between

ING Life Insurance and Annuity Company

and

ABA Retirement Funds

Purchase Order No. 1

This is Purchase Order No. 1 to the Program Services Agreement between ING Life Insurance and Annuity Company and ABA Retirement Funds (“ABA RF”) dated December 6, 2008 (the “Agreement”).

I.	Describe the Current Service Being Changed (If unrelated to any existing service, do not complete):

A.	This Purchase Order specifically addresses the modification of the Investment Options being offered on behalf of the Program.

II.	Describe the Reason for Making the Change:

A.	After the Program Services Agreement was entered into, The Northern Trust recommended a new investment structure, which was approved by State Street Bank and Trust Company of New Hampshire, to be implemented on or about July 6, 2009.

III.	The Proposed Change:

A.	Adding 6 new investment options, terminating and mapping assets and investment elections for five options, implementing new default options as selected by employers; implementing new investment options as selected by participants to be effective first day of new program, freezing one option.

B.	Attendance and preparation for project meetings (external) sessions from January 2009 through July 2009 for IPS Implementation Services and IT project personnel not otherwise part of the ABA RF Program Services Unit required by the Agreement. Meetings consist of reviewing ING Best Practices, tracking requirements and Action Items Log.

C.	Development of business and functional design documents that highlight any areas requiring development based upon the findings from the project meeting sessions.

D.	Anticipated areas of development are IPS recordkeeping system, Voice Response Unit, Pweb (participant website) and all reports and forms provided to participants and sponsors showing the Investment Options.

IV.	Why the Change is Outside the Scope of the Current Agreement (or the Statement of Work):

A.	The new investment structure is significantly different from the original structure proposed by The Northern Trust contemplated when the current Agreement was executed. The new investment structure requires considerable effort in mapping, implementing new employer default options, and implementing participant investment elections to be effective first day of the new program.

Fee Schedule Changes (Including implementation costs and hourly rates, if applicable):

One-time Project Costs                                                       $125,000.00

VI.	Implementation Plan and Timetable:

Implementation of the investment structure July 6, 2009.

VII.	Staffing For the Implementation and Ongoing Services:

There will be no additions to ongoing staffing levels. The project will be staffed with appropriate Implementation (project) Team personnel and IT personnel necessary to complete the changes outlined in Section III.

VIII.	Miscellaneous:

Except as otherwise specifically provided herein, all other terms and conditions of the Agreement remain unchanged. All terms and conditions of this Purchase Order constitute an integral part of the Agreement following execution of the Purchase Order and are subject to all of the terms and conditions of the Agreement.

IN WITNESS WHEREOF, each of the parties hereto have had this Purchase Order executed by its duly authorized representative evidencing that party’s agreement to the terms and conditions contained herein, effective September 21, 2009.

ABA Retirement Funds		ING LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Diane J. Fuchs	By:	/s/ Beth Halberstadt
Name:	Diane J. Fuchs	Name:	Beth Halberstadt
Title:	President	Title:
Date:	September 21, 2009	Date:	September 28, 2009